Exhibit (a)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

NEWBURY STREET TRUST

This Certificate of Amendment to Certificate of Trust of Newbury Street Trust (the "Trust"), a statutory trust formed under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the "Act"), is being filed for the purpose of amending the Certificate of Trust of the Trust pursuant to Section 3801 of the Act.

The undersigned hereby certifies as follows:

1. The name of the Trust is Newbury Street Trust.

2. The Trust's Certificate of Trust is hereby amended to change the name of the Trust to Fidelity Newbury Street Trust.

3. This Certificate of Amendment shall become effective upon filing.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, as duly executed this Certificate of Amendment as of January 31, 2006.

Robert L. Reynolds

/s/ Robert L. Reynolds, as Trustee and not individually